EXHIBIT 24

DIRECTOR’s Power of Attorney

Each person whose name is signed below has made, constituted and appointed, and by this instrument does make, constitute and appoint Scott A. Everson his or her true and lawful attorney with full power of substitution and resubstitution to affix for him or her and in his or her name, place and stead, as attorney-in-fact, his signature as director or officer, or both, of United Bancorp, an Ohio corporation (the “Company”), to a Registration Statement on Form S-4 (or any other appropriate form) registering under the Securities Act of 1933, shares of the Company’s common stock to be issued in connection with the acquisition of Powhatan Point Community Bancshares, Inc., an Ohio corporation (“Powhatan Point”), in accordance with the terms of that certain Agreement and Plan of Merger, dated as of June 14, 2018, by and between the Company and Powhatan Point, and to any and all amendments, post-effective amendments and exhibits to that Registration Statement, and to any and all applications and other documents pertaining thereto, giving and granting to such attorney-in-fact full power and authority to do and perform every act and thing whatsoever necessary to be done in the premises, as fully as he or she might or could do if personally present, and hereby ratifying and confirming all that said attorney-in-fact or any such substitute shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney has been signed at Martins Ferry, Ohio, this 14th day of August, 2018.

/s/ Scott A. Everson	President, CEO and Director
Scott A. Everson	(Principal Executive Officer)

/s/ Gary W. Glessner	Director
Gary W. Glessner

/s/ John M. Hoopingarner	Director
John M. Hoopingarner

/s/ Richard L. Riesbeck	Director
Richard L. Riesbeck